Filed Pursuant to Rule 433
Dated April 26, 2007
Registration No. 333-130718
$100,000,000
Fulton Financial Corporation
5.75% Subordinated Notes due May 1, 2017

Issuer:	Fulton Financial Corporation

Amount Offered:	$100 million aggregate principal amount of Subordinated Notes (the “Securities”)

Trade Date:	April 26, 2007

Settlement Date:	May 1, 2007 (T+3)

Maturity:	May 1, 2017

Coupon:	5.75%

Payment Dates:	Semiannual, 30/360 day count: May 1 and November 1 Initial Coupon November 1, 2007

Yield to Investors:	5.788%

Spread:	+110 basis points versus UST 4.625% due 02/15/17 (Strike Price 99-16, Strike Yield: 4.688%)

Purchase Price (to Investors):	99.714%

Gross Spread:	0.65%

Price to Issuer:	$99,064,000 (99.064%)

Redemption:	The notes are not subject to redemption or repayment prior to maturity

Credit Rating:	A3/A- (Moody’s/Fitch)

Ranking:
The Securities will be general unsecured subordinated obligations of the Issuer and will rank equally with all of the Issuer’s other unsecured subordinated obligations from time to time outstanding, provided that the Securities will rank senior to the junior subordinated debentures issued to the Issuer’s capital trust subsidiaries, and will rank junior to all of the Issuer’s existing and future senior indebtedness to the extent and manner set forth in the subordinated debt indenture under which the Securities will be issued.

Method of Distribution:	SEC Registered, Shelf Takedown

Lead Manager:	Keefe, Bruyette & Woods
Co-Manager:	BB&T Capital Markets
Co-Manager:	JPMorgan
Co-Manager:	SunTrust Robinson Humphrey

CUSIP:	360271 AH3

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Keefe, Bruyette & Woods at 1-800-966-1559.